Exhibit 23.1

Consent and Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

First Busey Corporation

Urbana, Illinois

We consent to the incorporation by reference in this Registration Statement on Form S-3 of First Busey Corporation of our reports dated March 11, 2011 relating to our audits of the consolidated financial statements and internal control over financial reporting, included in and incorporated by reference in the Annual Report on Form 10-K of First Busey Corporation for the year ended December 31, 2010.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey & Pullen, LLP

Champaign, Illinois

September 30, 2011

McGladrey & Pullen LLP is a member firm of RSM International -

an affiliation of separate and independent legal entities.